UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2008

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14227	13-3317668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2 Applegate Drive, Robbinsville, NJ	08691
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 632-0800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On January 21, 2008 the Compensation Committee of the Board of Directors (the “Committee”) of American Bank Note Holographics, Inc. (the “Company”) approved the payment of bonuses to its executive officers pursuant to each executive officer’s employment agreement with the Company in recognition of performance achievements during the 2007 fiscal year as compared to performance goals established by the Committee for the year. In accordance with each executive officer’s employment agreement, 2007 annual bonus payments will be made to Kenneth Traub, the Company’s President and Chief Executive Officer, Salvatore D’Amato, the Company’s Chairman of the Board, and Mark Bonney, the Company’s Executive Vice President and Chief Financial Officer in the amounts of $165,000, $35,000 and $115,000, respectively. In addition, the Committee approved the payment to Messrs. Traub and Bonney of $140,000 and $98,000, respectively, which comprises that portion of the 2007 annual bonus relating specifically to the completion of a sale transaction. These bonus payments will be made immediately following the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated December 10, 2007, by and among the Company, Light Acquisition Corp. and JDS Uniphase Corporation which is expected to occur on or about February 13, 2008.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The discussion under Item 1.01 of this Report is incorporated under this Item 5.02 as if set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

Date: January 25, 2008	By:	/s/ Kenneth H. Traub
Kenneth H. Traub
President and Chief Executive Officer